Exhibit 99.1

Behringer Harvard Expands Global Presence
with Additional Investments in Central Europe

The Company and Its Programs Hold Assets in 10 Countries

DALLAS, October 6, 2008 – Behringer Harvard announced today that it has expanded its global presence with the acquisition of seven additional assets in Central Europe via Wenceslas Behringer Ltd., a joint venture between Behringer Harvard Opportunity REIT I, Inc. and St. Wenceslas Property Fund, which was formed in July 2008. The new acquisitions include a retail property in Hungary, five retail properties in the Czech Republic and a Czech logistics facility. These properties now join an established portfolio of 15 retail and industrial/logistics properties located in the Czech Republic, Poland and Slovakia, increasing the portfolio to a total of 22 Central European assets.

These investments extend the geographic diversification of the portfolio of Behringer Harvard Opportunity REIT I, Inc. and complete a further step in achieving the joint venture’s business plan of investing in high-growth international markets. Further, the REIT is continuing its planned strategy of acquiring properties that are slightly smaller than the typical acquisition target for institutional investors individually. By accumulating several of these holdings into one large portfolio, an aggregated entity is created that is then expected to be attractive to institutional buyers. The aggregated portfolio has the potential to achieve valuations that provide an attractive premium over the value of the individual assets due to the economies-of-scale benefits realized by the buyer.

“We feel that these properties are attractive investments because they have creditworthy tenants and are located in areas where many retailers expect the growth rate to surpass more developed markets in the United States and Western Europe,” said Robert S. Aisner, president of Behringer Harvard.

Tenants of the acquired properties include Plus Discount, Jysk and Ahold. Plus Discount, which is the tenant in six of the acquired properties, is a foods division of a German retailer, Tenglemann. It is scheduled to be acquired by Rewe, another German retailer, pending regulatory approval. Jysk, based in Denmark, is a multinational retailer of home decorating products for bedrooms, bathrooms, windows, living rooms and patios. Ahold is a multinational grocery retailer based in the Netherlands.

The initial public offering of Behringer Harvard Opportunity REIT I, Inc. reached full subscription in December, 2007, and generated approximately $538 million in gross proceeds. With these investments, the portfolio of Behringer Harvard Opportunity REIT I, Inc. includes investments in approximately 2.3 million square feet of office space; 1,171 multifamily apartment and student housing units; 105 condo units; 455 hotel rooms; 416,000 square feet of industrial space; 460 acres of developable land; and 447,000 square feet of retail space.

Behringer Harvard and its real estate investment programs own and manage assets of approximately $8 billion, on a fully developed basis, located in 10 countries including the United States, the Netherlands, Germany, the Bahamas, the United Kingdom, Australia, the Czech Republic, Poland, Slovakia and Hungary.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Behringer Harvard Opportunity REIT I, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312